Exhibit 99.1

(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS

FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – April 25, 2012 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record first quarter sales and earnings per share

•	First quarter sales increased 5.5% to $494.0 million

•	Earnings per share from continuing operations increased to $0.96 per share from $0.87 per share

•	Raising full year 2012 earnings outlook to $3.98 to $4.04 per share from $3.90 to $3.96

•	Acquired VariSystems Inc. on February 25, 2012

•	Acquired a majority interest in Optech on April 2, 2012

Teledyne today reported first quarter 2012 sales from continuing operations of $494.0 million, compared with sales of $468.1 million for the first quarter of 2011, an increase of 5.5%. Net income from continuing operations was $35.7 million ($0.96 per diluted share) for the first quarter of 2012, compared with $32.5 million ($0.87 per diluted share) for the first quarter of 2011, an increase of 9.8%. Net income attributable to Teledyne was $35.7 million ($0.96 per diluted share) for the first quarter of 2012, compared with $32.0 million ($0.86 per diluted share) for the first quarter of 2011, an increase of 11.6%.

“Teledyne began 2012 with a strong quarter. Sales increased 5.5%, and earnings per share from continuing operations grew 10.3%, despite record research and development spending,” said Robert Mehrabian, chairman, president and chief executive officer. “We continued our emphasis on higher margin industrial growth markets, and also increased our global presence. International sales contributed more than 40% of total revenue in the first quarter. In addition, our recent acquisitions build upon our current capabilities, adding new products and further expanding our markets. For example, over the last several years, Teledyne has built a robust portfolio of rugged interconnect solutions used in offshore energy exploration and production. The acquisition of VariSystems provides greater access to land-based energy markets, specifically hydraulic fracturing and oil sands applications. Optech, whose LIDAR systems produce detailed three dimensional images, adds a new level of capability to our portfolio of visible, infrared, X-ray and ultraviolet sensors, cameras and software, as well as marine survey sensors and systems.”

Review of Operations (Comparisons are with the first quarter of 2011, unless noted otherwise.)

Instrumentation

The Instrumentation segment’s first quarter 2012 sales were $160.6 million, compared with $157.9 million, an increase of 1.7%. First quarter 2012 operating profit was $31.6 million, compared with operating profit of $32.0 million, a decrease of 1.3%.

The first quarter 2012 sales change resulted primarily from higher sales of environmental instrumentation products, partially offset by lower sales of marine instrumentation products. The higher sales of $5.9 million for environmental instrumentation products reflected improved sales for gas analyzers. The lower sales of $3.2 million for marine instrumentation products primarily reflected lower sales of geophysical sensors for the energy exploration market. The decrease in operating profit reflected unfavorable product mix differences, partially offset by the impact of higher sales.

Digital Imaging

The Digital Imaging segment’s first quarter 2012 sales were $94.2 million, compared with $66.2 million, an increase of 42.3%. Operating profit was $4.3 million for the first quarter of 2012, compared with operating profit of $3.9 million, an increase of 10.3%.

The 2012 sales increase included an incremental $25.5 million in revenue from the February 12, 2011, acquisition of DALSA Corporation (“DALSA”) and $1.7 million in revenue from the March 17, 2011, acquisition of Nova Sensors Inc., as well as slightly higher organic sales. The increase in operating profit reflected the impact of higher sales, mostly offset by $4.8 million in higher research and development expense.

Aerospace and Defense Electronics

The Aerospace and Defense Electronics segment’s first quarter 2012 sales were $164.8 million, compared with $166.9 million, a decrease of 1.3%. Operating profit was $22.9 million for the first quarter of 2012, compared with operating profit of $21.6 million, an increase of 6.0%.

The 2012 sales decrease resulted from lower sales of $11.3 million for electronic manufacturing service products, partially offset by $5.9 million of higher sales from avionics products and electronic relays and $3.3 million from microwave devices and interconnects. The increase in operating profit primarily reflected product mix differences.

Engineered Systems

The Engineered Systems segment’s first quarter 2012 sales were $74.4 million, compared with $77.1 million, a decrease of 3.5%. Operating profit was $6.2 million for the first quarter 2012, compared with operating profit of $6.6 million, a decrease of 6.1%.

The first quarter 2012 sales decrease reflected lower sales of $8.5 million from engineered products and services, partially offset by higher sales of $3.3 million from energy systems and $2.5 million from turbine engines. The lower sales for engineered products and services primarily reflected lower sales for space and defense programs. The higher energy system sales reflected increased commercial hydrogen generator sales. The higher sales of turbine engines were primarily due to the Joint Air-to-Surface Standoff Missile (“JASSM”) program. Operating profit in the first quarter of 2012 reflected the impact of lower sales and sales of lower margin products, partially offset by $1.3 million in lower bid and proposal expense, lower net pension expense and the impact of higher margins for turbine engines. Operating profit included pension expense of $0.7 million in the first quarter of 2012, compared with $1.3 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.2 million in the first quarter of 2012 and the first quarter of 2011. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Additional Financial Information

Cash Flow

Cash provided by operating activities from continuing operations was a use of cash of $19.7 million for the first quarter of 2012, compared with cash provided by operating activities from continuing operations of $6.6 million. The lower cash provided by operating activities from continuing operations in the first quarter of 2012 reflected the impact of a voluntary $50.0 million cash contribution to the domestic pension plan in the first quarter of 2012, compared with a voluntary $37.0 million cash contribution to the domestic pension plan for the first quarter of 2011 and higher payments for accrued liabilities. Teledyne expects to make an additional $43.0 million voluntary cash pension contribution in the third quarter of 2012. Free cash flow from continuing operations (cash from operating activities less capital expenditures) was a use of cash of $30.3 million for the first quarter of 2012, compared with cash provided of $0.1 million and reflected lower cash provided by operating activities, and higher capital spending. At April 1, 2012, total debt was $401.4 million, which included $250.0 million in senior notes, $136.6 million drawn on available credit lines and $14.8 million in capital lease obligations. Cash and cash equivalents were $84.9 million at April 1, 2012. The company received $7.7 million from the exercise of employee stock options in the first quarter of 2012, compared with $5.7 million. Capital expenditures for the first quarter of 2012 were $10.6 million, compared with $6.5 million. Depreciation and amortization expense for the first quarter of 2012 was $16.8 million, compared with $13.9 million.

On February 25, 2012, Teledyne acquired VariSystems Inc. for $34.9 million, net of cash acquired. VariSystems Inc. headquartered in Calgary, Alberta, Canada, is a leading supplier of custom harsh environment interconnects. Teledyne expects to pay a $1.4 million purchase price adjustment in the second quarter of 2012. The acquisition was funded from borrowings under Teledyne’s credit facility and cash on hand. In the second quarter of 2012, on April 2, 2012, Teledyne acquired a majority interest in the parent company of Optech Incorporated for $32.7 million from cash on hand which was drawn down from the credit facility prior to the end of the first quarter. The purchase increased Teledyne’s ownership percentage to 51 percent from 19 percent.

Free Cash Flow(a) (in millions, brackets indicate use of funds)	First Quarter 2012	First Quarter 2011
Cash provided by (used in) operating activities from continuing operations	$(19.7)	$6.6
Capital expenditures for property, plant and equipment	(10.6)	(6.5)

Free cash flow (net cash used)	(30.3)	0.1
Pension contributions, net of tax (b)	32.5	24.0

Adjusted free cash flow	$2.2	$24.1

(a)	The company defines free cash flow as cash provided by operating activities from continuing operations (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.
(b)	The domestic pension cash contributions were voluntary.

Pension

Pension expense was $1.7 million for the first quarter of 2012 compared with $2.8 million. Pension expense allocated to contracts pursuant to CAS was $3.2 million for the first quarter of 2012 compared with $3.0 million. The decrease in pension expense for the first quarter of 2012, compared with the first quarter of 2011, was primarily due to plan amendments and the impact of voluntary cash contributions to the domestic pension plan, partially offset by a reduction in the discount rate used to measure the benefit obligation. In 2011, pension expense was higher in the first quarter compared with each subsequent quarter of 2011, due to a lower discount rate in the first quarter of 2011 compared with the remainder of the year. The discount rate on plan liabilities was 5.90% until the April 19, 2011 sale date of the piston engine businesses, for the remainder of the year plan liabilities were measured using a discount rate of 6.15%.

Income Taxes

The effective tax rate for the first quarter of 2012 was 30.3% compared with 35.0%. The decrease primarily reflected a change in the proportion of domestic and international income, as well as certain adjustments within the quarter. Excluding any tax credits and other adjustments, the tax rate was 32.5% for the first quarter of 2012.

Stock Option Compensation Expense

For the first quarter of 2012, the company recorded a total of $1.5 million in stock option expense, of which $0.4 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results. For the first quarter of 2011, the company recorded a total of $1.4 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results.

Other

Interest expense, net of interest income, was $4.0 million for the first quarter of 2012, compared with $4.4 million, and reflected lower debt levels. Corporate expense was $9.5 million for the first quarter of 2012, compared with $9.4 million.

Outlook

Based on its current outlook, the company’s management believes that second quarter 2012 earnings per diluted share will be in the range of approximately $0.97 to $0.99. The full year 2012 earnings per diluted share outlook is expected to be in the range of approximately $3.98 to $4.04. The company’s estimated effective tax rate for 2012 is expected to be 32.5% excluding any tax credits and other adjustments.

Total year pension expense is expected to be flat in 2012, compared with 2011, primarily due to plan amendments and the impact of voluntary cash contributions to the domestic pension plan, offset by a reduction in the discount rate to 5.50% to measure the benefit obligation. Interest expense is expected to be higher in 2012, primarily due to higher debt levels due to acquisitions. Stock option expense is expected to be approximately $8.7 million in 2012, compared with $5.8 million for 2011. The lower amount in 2011, primarily reflected the absence of employee stock option grants in 2009. With the recent acquisitions, capital expenditures are projected to be $65.0 million in 2012.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures and including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of the company’s programs. Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services and NASA programs.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2011 Annual Report on Form 10-K. Readers, particularly those interested in investing in Teledyne, should read these risk factors. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 25, 2012. To access the call, go to www.earnings.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 25, 2012.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540

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TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED

APRIL 1, 2012 AND APRIL 3, 2011

(Unaudited, - in millions, except per share amounts)

	First Quarter 2012	First Quarter 2011
Net sales	$494.0	$468.1
Costs and expenses:
Costs of sales	328.1	313.1
Selling, general and administrative expenses	110.4	100.3

Total costs and expenses	438.5	413.4

Income before other income and (expense) and taxes	55.5	54.7
Other expense	(0.4)	(0.3)
Interest expense, net	(4.0)	(4.4)

Income from continuing operations before income taxes	51.1	50.0
Provision for income taxes	15.5	17.5

Net income from continuing operations including noncontrolling interest	35.6	32.5
Loss from discontinued operations	—	(0.5)

Net income	35.6	32.0
Less: net loss attributable to noncontrolling interest	0.1	—

Net income attributable to Teledyne	$35.7	$32.0

Net income from continuing operations including noncontrolling interest	$35.6	$32.5
Less: net loss attributable to noncontrolling interest	0.1	—

Net income from continuing operations (a)	35.7	32.5
Loss from discontinued operations	—	(0.5)

Net income attributable to Teledyne	$35.7	$32.0

Diluted earnings per common share:
Continuing operations (a)	$0.96	$0.87
Discontinued operations	—	(0.01)

Net income attributable to Teledyne	$0.96	$0.86

Weighted average diluted common shares outstanding	37.2	37.2

(a)	Includes noncontrolling interest

TELEDYNE TECHNOLOGIES INCORPORATED

SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT

FOR THE THREE MONTHS ENDED

APRIL 1, 2012 AND APRIL 3, 2011

(Unaudited, - in millions)

	First Quarter 2012	First Quarter 2011	% Change
Net sales:
Instrumentation	$160.6	$157.9	1.7%
Digital Imaging	94.2	66.2	42.3%
Aerospace and Defense Electronics	164.8	166.9	(1.3)%
Engineered Systems	74.4	77.1	(3.5)%

Total net sales	$494.0	$468.1	5.5%

Operating profit and other segment income:
Instrumentation	$31.6	$32.0	(1.3)%
Digital Imaging	4.3	3.9	10.3%
Aerospace and Defense Electronics	22.9	21.6	6.0%
Engineered Systems	6.2	6.6	(6.1)%

Segment operating profit and other segment income	65.0	64.1	1.4%
Corporate expense	(9.5)	(9.4)	1.1%
Other expense	(0.4)	(0.3)	33.3%
Interest expense, net	(4.0)	(4.4)	(9.1)%

Income from continuing operations before income taxes	51.1	50.0	2.2%
Provision for income taxes	15.5	17.5	(11.4)%

Net income from continuing operations before noncontrolling interest	35.6	32.5	9.5%
Loss from discontinued operations	—	(0.5)	*

Net income	35.6	32.0	11.3%
Less: Net loss attributable to noncontrolling interest	0.1	—	*

Net income attributable to Teledyne	$35.7	$32.0	11.6%

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Current period unaudited - in millions)

	April 1, 2012	January 1,2012
ASSETS
Cash and cash equivalents	$84.9	$49.4
Accounts receivable, net	292.5	270.0
Inventories, net	238.7	219.4
Deferred income taxes, net	38.3	35.1
Prepaid expenses and other assets	19.9	28.8

Total current assets	674.3	602.7
Property, plant and equipment, net	265.1	254.6
Goodwill and acquired intangible assets, net	926.4	899.2
Other assets, net	73.8	69.6

Total assets	$1,939.6	$1,826.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$125.4	$102.0
Accrued liabilities	215.4	230.8
Current portion of long-term debt and capital leases	1.4	1.4

Total current liabilities	342.2	334.2
Long-term debt and capital lease obligations	400.0	311.4
Other long-term liabilities	150.9	196.4

Total liabilities	893.1	842.0
Total stockholders’ equity	1,046.5	984.1

Total liabilities and stockholders’ equity	$1,939.6	$1,826.1